Exhibit 2.1


                           STOCK PURCHASE AGREEMENT


      This Stock Purchase Agreement (this "Agreement") is executed as of August 25, 2006 by First Cash Financial Services, Inc., a Delaware corporation ("Purchaser"), Guaranteed Auto Finance, Inc., an Arkansas corporation, and SHAC, Inc., an Arkansas corporation (individually a "Company" and collectively, the "Companies"), and Daryl Hickman, Joe Fred Starr, Roger McMennamy, and with respect only to SHAC, Inc., A. Kent Starr, Joe F. Starr, Jr. David M. Starr, and Shannon Arcana,(individually, a "Seller" and collectively, the "Sellers").

                             RECITALS:

      WHEREAS, Sellers are the record and beneficial owners of all of the issued and outstanding common stock of each Company and all of the outstanding options and warrants to purchase capital stock of each Company (collectively, the "Shares"); and

      WHEREAS, Sellers desire to sell and Purchaser desires to purchase from Sellers all of the Shares upon the terms and subject to the conditions herein.

      NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements herein and for other good and valuable consideration, the adequacy, sufficiency and receipt of which are hereby acknowledged, the parties do hereby agree as follows:

                                  ARTICLE I

                         SALE AND PURCHASE OF SHARES
                         ---------------------------

      1.1 Sale and Purchase of Shares. Subject to the terms and conditions herein, Sellers shall sell and deliver to the Purchaser, and the Purchaser shall purchase from Sellers all of the Shares (the "Purchase"). The Purchase shall be evidenced by delivery effective on the Closing Date to the Purchaser of (1) assignments of the Shares executed by Sellers accompanied by duly executed stock powers, and (2) all organizational corporate records, including without limitation, articles of incorporation, bylaws, minute books, resolutions, and corporate seal. On the Closing Date, Sellers shall deliver to Purchaser resignations of (1) all directors of the Companies; and
 (2) all officers of the Companies, except Roger McMennamy.

      1.2 Closing. Subject to Article VII and the fulfillment of all conditions precedent set forth herein, the Purchase shall be consummated (the "Closing") effective as of August 25, 2006 or such other date as the parties shall mutually agree in writing (the "Closing Date").

                                  ARTICLE II

                           AGGREGATE CONSIDERATION
                           -----------------------

      2.1 Purchase Price. The total consideration to be paid by the Purchaser to the Sellers for the Shares (the "Purchase Price") shall be forty-eight million one hundred and fifty thousand dollars ($48,150,000) less the aggregate amount of interest bearing indebtedness of each Company as of the Closing Date, which is reflected in Exhibit "A".

      2.2 Payment of Purchase Price. The Purchase Price shall be payable as follows: (a) seven promissory notes executed by Purchaser (collectively, the "Note," the form and substance of which are attached as Exhibits "B-1" through "B-7") in the aggregate amount of ten million ($10,000,000) payable to Sellers; (b) the retirement of the indebtedness referred to in paragraph
 2.1 and reflected in Exhibit "A; "and (c) the balance of the Purchase Price to be paid in cash at the Closing to the Sellers, in the amounts specified on Exhibit "C-1." The Note shall bear simple interest at the rate of seven percent (7%) per annum. For the first two years (the first eight (8) quarterly payments), principal in the total, aggregate amount of five hundred sixty-two thousand five hundred dollars ($562,500) plus accrued interest shall be payable quarterly. During this period, Roger McMennamy's note shall pay interest only. Provided that Roger McMennamy does not timely exercise the conversion option contained in his note, principal in the total, aggregate amount of six hundred eighty-seven thousand five hundred dollars ($687,500) plus accrued interest shall be payable quarterly during the last two years (the final eight (8) quarterly payments) of the Note. If and when Roger McMennamy exercises his conversion option, the aggregate payment amount under the Note will no longer include amounts due under his individual note. The entire unpaid balance of the Note shall be due four
 (4) years from the date of the Note, except for the Roger McMennamy's individual note in the event he timely exercises his conversion option.

      2.3 Allocation of Purchase Price. The purchase price shall be allocated among the Companies, the Sellers, the assets of the Companies, and the cash and note as indicated on Exhibit "C-2"

                                 ARTICLE III

                             CERTAIN TAX MATTERS
                             -------------------

          3.1 Section 338(h)(10) Election. The parties shall jointly elect and consent to treat the Purchase of the Shares as a purchase of assets for Federal and state income tax purposes pursuant to section 338(h)(10) of the Internal Revenue Code of 1986, as amended, and any similar provisions under state and other income tax laws (collectively, the "Section 338 Election"). Such joint election and consent shall be evidenced by the execution of IRS Form 8023 (Elections Under Section 338 for Corporations Making Qualified Stock Purchases) by Purchaser and Sellers on the Closing Date. For purposes of the Section 338 Election, the parties shall allocate the aggregate of the Purchase Price and liabilities of the Companies to assets of the Companies prior to August 25, 2006 which will be included in the final S-corporation income tax returns for the period ended as of the Closing Date, based on Exhibit H. Furthermore, the allocation of the Purchase Price will be disclosed on IRS Form 8883 (Asset Allocation Statement) and attached to and made part of the Federal income tax returns filed by the Companies and Purchaser in which the effects of the Section 338(h)(10) will be reported. Such allocation will be consistent for purposes of Form 8883 filed by the Companies and Purchaser.

      3.2 Apportionment of Taxable Income. The Closing Date shall be the "acquisition date" as said term is defined in Section 338(h)(2) of the Internal Revenue Code of 1986 and shall be as the last day of a taxable period of each Company (a "Pre-Closing Tax Period"). For taxable periods that end on the Closing Date, all items of income, gain, loss, deduction, and credits other than any such items resulting from the Section 338 Election (which income, gains or losses there from will be reported on the federal and state income tax returns ending on the Acquisition Date) shall be allocated to the periods before and after the Closing Date by closing the books of each Company as of the Closing Date. In the case of taxes that are payable with respect to a taxable period that begins before the Closing Date and ends after the Closing Date, the portion of any such tax that is allocable to the portion of the period ending on the Closing Date shall be:

           (i) in the case of taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount which would by payable if the taxable year ended with the Closing Date; and

           (ii) in the case of taxes imposed on a periodic basis with respect to the assets of each Company, or otherwise measured by the level of any item, deemed to be the amount of such taxes for the entire period (or, in the case of such taxes determined on an arrears basis, the amount of such taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

      Sellers shall be responsible for preparing and filing all income tax reports and returns covering each Company for tax periods beginning before the Closing Date, even if such reports and returns are not required to be filed until after the Closing Date.

      3.3 Preparation and Filing of Income Tax Returns. Sellers shall prepare, or cause to be prepared, and file or cause to be filed, all income tax reports and returns for any Pre-Closing Period, including the effects to the Companies of the Section 338 Election. When preparing the income tax reports and returns of each Company for any Pre-Closing Tax Period, Sellers shall prepare such reports and returns in a manner consistent with prior years and determine the income, gain, expenses, losses, deductions, and credits of each Company consistently with prior practices. With respect to any such income tax report or return, the Companies shall provide to Sellers the information necessary to prepare such reports and returns no later than 60 days after the Closing Date. Sellers shall submit such reports and returns to Purchaser at least 30 days before filing them with the respective taxing authorities and Sellers shall permit Purchaser to inspect and comment upon such reports and returns and shall make such revisions to such returns as are reasonably requested by Purchaser.

      3.4 Payment of Income and Franchise Taxes. Any taxable income or loss of each Company for Federal and state income tax purposes for any Pre-Closing Tax Period (including income, gain or loss recognized as a result of the Section 338 Election) shall be included in all Federal and state income tax reports and returns that Sellers file after the Closing Date. Sellers shall pay all of the taxes owed with respect to such reports and returns when due. Notwithstanding any provision of this Agreement to the contrary, Sellers shall defend, indemnify and hold harmless, each Company and the Purchaser from and against all Taxes (as hereinafter defined), associated interest and/or penalties and all claims or assessments of Taxes, associated interest and/or penalties, payable by each Company for all periods ending on or before the Closing Date, along with all costs or expenses incurred by Purchaser arising out of or relating to same, including without limitation all professional fees and expenses.

      3.5 Cooperation on Tax Matters. Purchaser, Company and Sellers shall cooperate fully, as and to the extent reasonable requested by the other party, in connection with the filing of tax returns and reports relating to a Pre-Closing Tax Period and any audit, litigation of other proceeding with respect to taxes. Such cooperation shall include (x) making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and (y) providing such powers of attorney as are reasonable requested by the other party. During the period beginning on the Closing Date and ending on the day immediately preceding the seventh anniversary of the Closing Date, Sellers and Purchaser shall provide each other with reasonable access during normal business hours to the books and records of Sellers and each Company, respectively, to the extent that such books and records relate to the condition or operation of either Company prior to the Closing and Sellers or Purchaser requires such books and records to prepare income tax reports or returns or respond to third party claims, including any audits or proceedings with respect to such reports or returns. Sellers and Purchaser shall have the right to make copies of such books and records at its own expense.

                                  ARTICLE IV

                              FURTHER AGREEMENTS
                              ------------------

      4.1 Leases. Prior to or at the Closing, each of Purchaser, Company and the Sellers shall execute long term leases satisfactory to Purchaser at fair market value.

                                  ARTICLE V

                        REPRESENTATIONS AND WARRANTIES
                        ------------------------------

      5.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article V. All representations and warranties of the parties are made subject to the exceptions which are noted in the respective schedules delivered by the parties to each other concurrently herewith and identified as, in the case of section 5.2, the "Purchaser Disclosure Schedule" in the form of Exhibit
 "D', and in the case of section 5.3, as the "Companies and Sellers Disclosure Schedule" in the form of Exhibit "E". Copies of all documents referenced in the Purchaser Disclosure Schedule (other than documents filed by the Purchaser with the Securities and Exchange Commission pursuant to the Securities Act of 1933 as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act") or Companies and Sellers Disclosure Schedule shall be attached thereto.

      5.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to each Company and Sellers, as of the date hereof, and at the Closing Date, subject to the exceptions set forth in the Purchaser Disclosure Schedule, which shall be deemed to qualify all applicable representations and warranties under this Agreement regardless of whether specifically cross-referenced as pertaining thereto:

      (a) Organization and Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation. Purchaser has all requisite corporate power and authority to carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Whenever used in this section 5.2, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of Purchaser.

      (b) Authorization of Transaction. Purchaser has the full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder, and has authorized the person signing in Purchaser's behalf to execute and tender this Agreement. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms and conditions.

      (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court which Purchaser is subject to or provision of the charter or by-laws of Purchaser, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration, create in any party the right to accelerate, terminate, modify or cancel or require any notice, under any agreement, contract, lease, license, instrument or other arrangement to which Purchaser is a party or by which it is bound or to which any of its assets is subject, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation or failure to give notice would not have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by the Agreement. Other than in connection with the provisions of the Arkansas General Corporation Law, Purchaser does not need to give any notice to, make any filing with, or obtain any authorization, consent or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or obtain any authorization, consent or approval would not have a Material Adverse Effect on the ability of the parties to consummate the transactions contemplated by this Agreement.

      (d) Brokers' Fees. Purchaser has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers could become liable or obligated.

      (e) Governmental Authorizations and Licenses. Purchaser has all material licenses, orders, authorizations, permits, concessions, certificates and other franchises or analogous instruments of any governmental entity required by applicable law to operate its business (collectively, the "Purchaser Government Licenses") which Purchaser Government Licenses are in full force and effect, and is in compliance with the terms, conditions, limitations, restrictions, standards, prohibitions, requirements and obligations of such Purchaser Government Licenses except to the extent failure to hold and maintain such Purchaser Government Licenses or to so comply would not be reasonably likely to have a Material Adverse Effect. There is not now pending, nor to the best knowledge of Purchaser is there threatened, any action, suit, investigation or proceeding against Purchaser before any governmental entity with respect to the Purchaser Government Licenses, nor is there any issued or outstanding notice, order or complaint with respect to the violation by Purchaser of the terms of any Purchaser Government License or any rule or regulation applicable thereto, except to the extent that any such action would not be reasonably likely to have a Material Adverse Effect.

      (f) Disclosure. Neither this Agreement, nor any of the schedules, attachments, exhibits, written statements, documents, certificates or other materials prepared or supplied by Purchaser with respect to the transactions contemplated hereby contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading.

      (g) Compliance with Laws. To the best of its knowledge, Purchaser has complied with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity applicable to its business, except where the failure to so comply would not have a Material Adverse Effect. Purchaser has not received any governmental notice of any violations by Purchaser of any such laws, ordinances, regulations or orders, which violation has not been cured or remedied except where the failure to cure or remedy the violation would not have a Material Adverse Effect.

      5.3 Representations and Warranties of Companies and Sellers. Each Company and Sellers represent and warrant to Purchaser as of the date hereof and on the Closing Date as follows, subject to the exceptions set forth in the Companies and Sellers Disclosure Schedule, which shall be deemed to qualify all applicable representations and warranties under this Agreement where specifically cross-referenced as pertaining thereto.

      (a) Organization, Qualification and Corporate Power. Each Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the state of Arkansas, properly registered to do business in Oklahoma and Missouri. Each Company is duly authorized to conduct business and is in good standing under the laws of each such jurisdiction where the failure to so qualify would have a Material Adverse Effect. Whenever used in this section 5.3, "Material Adverse Effect" shall mean a material adverse effect on the business, properties, prospects, condition (financial or otherwise) or results of operations of the Companies. Each Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.

      (b) Capitalization. The entire authorized capital stock of Guaranteed Auto Finance, Inc. consists of one hundred (100) shares of common stock, of which one hundred (100) shares are issued and outstanding. All of the issued and outstanding shares of Guaranteed Auto Finance, Inc. have been duly authorized, are validly issued, fully paid, and nonassessable and are owned by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require Guaranteed Auto Finance, Inc. to issue, sell or otherwise cause to become outstanding any of its capital stock except as listed on Schedule 5.3. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to Guaranteed Auto Finance, Inc. The entire authorized capital stock of SHAC, Inc. consists of one hundred (100) shares of common stock, of which one hundred shares are issued and outstanding. All of the issued and outstanding shares of SHAC, Inc. have been duly authorized, are validly issued, fully paid, and nonassessable and are owned by the Sellers. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require SHAC, Inc. to issue, sell or otherwise cause to become outstanding any of its capital stock except as listed on Schedule 5.3. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to SHAC, Inc.

      (c) Authorization of Transaction. Each Company and Sellers have full power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. This Agreement constitutes a valid and legally binding obligation of each Company and Sellers, enforceable by Purchaser in accordance with its terms and conditions.

      (d) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which either Company and/or Sellers are subject or any provision of the charter or bylaws of either Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which either Companies and/or Sellers are a party or by which either is bound or to which any of their assets is subject (or result in the imposition of any security interest upon any of their assets). Other than in connection with the provisions of the Arkansas General Corporation Law, neither Companies nor Sellers are required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the parties to consummate the transactions contemplated by this Agreement.

      (e) Financial Statements. The financial statements of each Company (including the related schedules) for the years ended December 31, 2004 and December 31, 2005 and for the seven months ended and as of July 31, 2006 have been prepared in accordance with generally accepted accounting principles, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of each Company as of the indicated dates and the results of operations of each Company for the indicated periods, are correct and complete in all material respects, and are consistent with the books and records of each Company.

      (f) Events Subsequent to July 31, 2006. Since July 31, 2006, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of either Company.

      (g) Undisclosed Liabilities. Neither Company has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for taxes, except for (i) liabilities set forth in the face of the balance sheets dated July 31, 2006 and outstanding at the Closing Date, (ii) items listed and disclosed on the Companies and Sellers Disclosure Schedule, (iii) those incurred in the ordinary course of business between July 31, 2006 and Closing, and (iv) those resulting from special accounting adjustments mutually agreed in writing by the parties at Closing.

      (h) Brokers' Fees. The Sellers shall be responsible for and pay any fees or commissions to any broker, finder, or agent engaged by any of the Sellers or either Company with respect to the transactions contemplated by this Agreement. Sellers shall defend, indemnify and hold harmless Purchaser from all claims and liability relating to brokers' fees, including all expenses incurred by Purchaser arising out of or relating to same, including without limitation, all professional fees.

      (i)  Taxes.  With respect to Taxes (as defined below:)

           (i) Each Company and each of its predecessors have filed, within the time and in the manner prescribed by law, all returns, declarations, reports, estimates, information returns and statements ("Returns") required to be filed under federal, state, local or any foreign laws by such Company or such predecessors, and all such Returns are true, correct and complete in all material respects.

           (ii) Except as set forth on Schedule 5.3(i)(ii) of Companies and Sellers Disclosure Schedule, each Company and Sellers has within the time and in the manner prescribed by law, paid (and up to and including the Closing Date will, within the time and in the manner prescribed by law, will pay) all Taxes (as defined below) that are due and payable.

           (iii) There are no liens for Taxes upon the assets of either Company or Sellers except liens for Taxes not yet due.

           (iv) Each Company and each of its predecessors have made a valid and proper election under section 1362(a) of the Internal Revenue Code of 1986, as amended (the "Code") to be an S corporation for Federal and state income tax purposes which is still in full force and effect.

           (v) Except as set forth in Schedule 5.3(i)(v) of Companies and Sellers Disclosure Schedule (which shall set forth the type of return, date filed, and date of expiration of the statute of limitations), (i) the statute of limitations for the assessment of federal income taxes has expired for all federal income tax returns of each Company and each of their predecessors or such Returns have been examined by the Internal Revenue Service for all periods through December 31, 2002 (ii) the statute of limitations for the assessment of state, local and foreign income taxes has expired for all applicable Returns of each Company and each of their predecessors or such Returns have been examined by the appropriate tax authorities for all periods through December 31, 2002; and (iii) no deficiency for any Taxes has been proposed, asserted or assessed against either of the Companies or Sellers which has not been resolved and paid in full.

           (vi) There are no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Returns that have been given by either Company, their predecessors, or Sellers.

           (vii) Except as set forth on Schedule 5.3(i)(vii) of Companies and Sellers Disclosure Schedule (which shall set forth the nature of the proceeding, the type of return, the deficiencies proposed or assessed and the amount thereof, and the taxable year in question), no federal, state, local or foreign audits or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Returns.

           (viii) Neither of the Companies nor Sellers are a party to any tax-sharing or allocation agreement, nor does either of the Companies or Sellers owe any amount under any tax-sharing or allocation agreement.

           (ix) No amounts payable under any plan, agreement or arrangement will fail to be deductible for federal income tax purposes by virtue of
      Section 280G of the Code.

           (x) Each of the Companies and Sellers have complied (and until the Closing Date will comply) in all respect with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441 or 1442 of the Code or similar provisions under any foreign laws) and have, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over under all applicable laws.

           (xi) Neither Company has ever been (and does not have any liability for unpaid Taxes because it once was) a member of an "affiliated group" within the meaning of section 1502 of the Code during any part of any consolidated return year within any part of which year any corporation other than such Company was also a member of such affiliated group.

           (xii) The S corporation election for each Company under section 1362(a) of the Internal Revenue Code of 1986 was properly made and is in full force and effect for Federal and state income tax purposes.

           (xiii) For purposes of this Agreement, "Taxes" shall mean all taxes, charges, fees, levies or other assessments of whatever kind or nature, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupancy or property taxes, customs duties, fees, assessments or charges of any kind whatsoever (together with any interest and any penalties, additions to tax or additional amounts) imposed by any taxing authority (domestic or foreign) upon or payable by either of the Companies, their predecessors, or Sellers.

      (j) Agreements. Except as listed and disclosed on the Companies and Sellers Disclosure Schedule attached to this Agreement, neither Company is subject to any employment agreement, contract, lease or other agreement which involve aggregate payment obligations of the Company in excess of $10,000, excluding the leases relating to the locations listed in "F" and liabilities as reflected in the July 31, 2006 balance sheet of each Company. Neither Company is subject to any agreement restricting or limiting such Company's competition or the disclosure of the Company's information by the Company. Since July 31, 2006, the Company has not entered into any material agreements.

      (k) Employees. Each Company has furnished to Purchaser a list of each compensation arrangement for the 10 highest compensated employees, and furnished to Purchaser a copy of each employee pension plan, employee profit sharing plan and employee welfare benefit plan.

      (l) Litigation and Claims. Except as disclosed on the Companies and Sellers Disclosure Schedule neither of the Companies nor Sellers is: (1) a party to any litigation or other dispute resolution proceeding; (2) subject to any decree, judgment, or arbitration award; and (3) the subject of other asserted claims or unasserted potential claims. Except as disclosed on the Companies and Sellers Disclosure Schedule, neither of the Companies, nor the Sellers, is in possession of any facts which may give rise to any future claim, litigation or other dispute resolution proceeding.

      (m)  Subsidiaries.  Neither Company has any subsidiaries.

      (n) Intangible Assets. To Seller's best knowledge, each Company is the owner of or has the lawful right to use all Intangible Property Rights and all other intangible assets used in connection with the business of such Company, including, but not limited to, all software used or licensed by Company in connection with the business of Company. Except as set forth in the Disclosure Schedule, the Companies have the right to use the names "Auto Master", "SHAC," and "Tulsa Auto Master". No other person or entity has any ownership interest in or right to payment attributable to or arising out of the use of such intangible assets. As used herein, the term "Intellectual Property Rights" means all industrial and intellectual property rights, including, without limitation, patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyrights, copyright applications, know-how, trade secrets, proprietary processes and formulae, confidential information, franchises, licenses, inventions, instructions, marketing materials, trade dress, logos and designs and all documentation and media constituting, describing or relating to the foregoing, including, without limitation, manuals, memoranda and records.

      (o)  Intellectual Property.

           (i) Each Company has the right to use, sell, license and dispose of, and has the right to bring actions for the infringement of, all Intellectual Property Rights necessary or required for the conduct of its business as currently conducted and such rights to use, sell, license, dispose of and bring actions are sufficient for such conduct of its business.

           (ii) Except as set forth in the Companies and Sellers Disclosure Schedule, there are no royalties, honoraria, fees or other payments payable by either of the Companies or Sellers to any person by reason of the ownership, use, license, sale or disposition of the Intellectual Property Rights.

           (iii)     Except  as  set  forth  in  the  Companies  and  Sellers
      Disclosure Schedule, no activity, service or procedure currently conducted by either of the Companies or Sellers violates or will violate any contract of either Company with any third party or, to such Company's and Seller's knowledge, infringe any Intellectual Property Right of any other party or person.

           (iv) Except as set forth in the Companies and Sellers Disclosure Schedule, neither of the Companies or Sellers has received from any third party in the past three years any notice, charge, claim or other assertion that such Company or Seller is infringing any Intellectual Property Rights of any third party or has committed any acts of unfair competition.

           (v) Except as set forth in the Companies and Sellers Disclosure Schedule, neither of the Companies or Sellers has sent to any third party in the past three years nor otherwise communicated to another person any notice, charge, claim or other assertion of infringement by or misappropriation of any Intellectual Property Rights of such Company or Seller by such other person or any acts of unfair competition by such other person, nor is any such infringement, misappropriation or unfair competition threatened or to the Company's and Seller's knowledge, occurring.

           (vi) The Companies and Sellers Disclosure Schedule contains a true and complete list of all applications, filings and other formal actions made or taken by each of the Companies or Sellers to perfect or protect its interest in the Intellectual Property Rights, including, without limitation, all patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights and copyright applications.

      (p) Title to Assets, Properties and Rights and Related Matters. Each Company has such rights and interests in the Intellectual Property Rights as provided in Section 5.3(o) and except as set forth in the Companies and Sellers Disclosure Schedule, good and marketable title to all other assets, properties and interests in properties, real or personal, reflected on the financial statement as of July 31, 2006 or acquired after July 31, 2006 (except (i) inventory sold since July 31, 2006 in the ordinary course of business, and (ii) accounts receivable and notes receivable to the extent paid subsequent to July 31, 2006), free and clear of all encumbrances of any kind or character, except for those encumbrances set forth in the Companies and Sellers Disclosure Schedule. Each Company has good and marketable title to the assets and properties located at the locations listed on Exhibit "F".

      (q) Compliance With Laws. Each of the Companies and Sellers is in material compliance with all laws, regulations, rules and ordinances in any manner relating to the ownership or operation of the business or businesses of such Company which non-compliance would have a Material Adverse Effect on the Company. Neither of the Companies or Sellers is a party to any agreement or other arrangement which limits or restricts competition or the disclosure of information.

      (r)  Distributions.    Since  July  12,   2006,  there  have  been   no
 distributions to Sellers, except for the purpose of paying employment obligations of Daryl Hickman and Roger McMennamy, and lease payments under written leases to Joe Fred Starr and Daryl Hickman.

      (s) Legislation / Regulations. To Sellers' best knowledge, there exist no federal or state legislation or regulations which would adversely impact the Companies' continued business operations, nor are there any current initiatives for any such legislation or regulations.

      (t) Markets. Sellers presently operate in Arkansas, Oklahoma and Missouri. The Companies have considered the possibility of marketing and business operations in the states of Arizona, Colorado, Florida, Georgia, Kansas, Nevada, Tennessee, and Texas.

      (u) Disclosure. Neither this Agreement, nor any of the schedules, attachments, exhibits, written statements, documents, certificates or other materials prepared or supplied by either of the Companies or Sellers with respect to the transactions contemplated hereby contain any untrue statements of a material fact or omit a material fact necessary to make the statements contained herein or therein not misleading.

                                  ARTICLE VI

                                  COVENANTS
                                  ---------
      6.1 Conduct of Business of Each Company Pending the Purchase. Each Company agrees that from the date hereof and prior to the Closing Date or earlier termination of this Agreement:

      (a)  Full  access.    Each  Company  shall  permit  representatives  of
 Purchaser to have full access to all premises, properties, personnel, books, records, contracts and documents pertaining to such Company;

      (b)  Operation of  Business.    Neither  Company  will  engage  in  any
 practice, take any action, or enter into any transaction outside the ordinary course of business. Without limiting the generality of the foregoing:

           (i) Neither Company will authorize or effect any change in its charter or bylaws;

           (ii) Neither Company will grant any options, warrants, or other rights to purchase or obtain any of its capital stock or issue, sell, or otherwise dispose of any of its capital stock.

           (iii) Neither Company will declare, set aside, nor pay any dividend or distribution with respect to its capital stock (whether in cash or in kind), or redeem, repurchase, or otherwise acquire any of its capital stock.

           (iv) Neither Company will issue any new note, bond, or other debt security or create, incur, assume, or guarantee any indebtedness for borrowed money or capitalized lease obligation;

           (v) Neither Company will grant or impose any security interest upon any of its assets;

           (vi) Neither Company will make any capital investment in, make any loan to, or acquire the securities or assets of any other person or entity outside the ordinary course of business;

           (vii) Neither Company will make any change in employment terms for any of its directors, officers, and employees outside the ordinary course of business; and

           (viii)    Neither Company will commit to any of the foregoing.

      (c) Exclusivity. Neither Company shall solicit, initiate or encourage the submission of any proposal or offer from any person relating to the acquisition of all or substantially all of the capital stock or assets of such Company. Each Company shall notify the Purchaser immediately if any person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

      6.2 Consents of Lessors. Each Company and Sellers agree to use their reasonable commercial efforts to obtain the written approvals of all lessors and other parties to all amendments to leases and other contracts required by Purchaser.

      6.3 Noncompetition. (a) The Companies are engaged in the pre-owned, "buy-here, pay-here" automotive retail and finance business. The Companies use a business model unique in the manner in which automobiles are acquired, reconditioned, marketed, sold, and financed, and in the manner in which payments are collected. The business requires the use of specialized and confidential information, knowledge, systems, and procedures, which are also unique to this business model. There exists substantial value in this business model, the information, knowledge, systems and procedures, the employee and customer relationships, trade secrets and other tangible and intangible assets of the Company, all as reflected by the substantial Purchase Price to be paid hereunder by Purchaser to Sellers. In addition, Purchaser, its successor, or one or more of their subsidiaries may place pawn and/or short term loan operations at or near the facilities of the pre-owned "buy-here, pay-here" automotive retail and finance locations. The parties recognize that there exists substantial value in the potential synergy of these operations, and Sellers acknowledge that this potential is one of the reasons that Purchaser is entering into this Agreement. The value to the Purchaser of all of these assets could be seriously compromised if Sellers were not reasonably restrained following the effective date of this Agreement by restrictive covenants designed to reasonably protect the Purchaser's substantial and legitimate business interests acquired herein. For these reasons, in partial consideration for the Purchase Price, each of the Sellers unconditionally agree that none of them will engage in the Prohibited Activities in the Geographical Area for the Duration, as specified below:

      (1)  Prohibited Activities.   Prohibited Activities include:

           (A) Recruitment. Recruitment includes entry into any agreement with or directly or indirectly soliciting employees or representatives of either Company (or its successor) or any of its subsidiaries for the purpose of causing them to leave either Company (or its successor) or any of its subsidiaries to take employment with any of the Sellers or any other person or business entity. As used herein, the term "subsidiary" shall mean any corporation for which fifty percent (50%) or more of its capital stock is owned directly or indirectly by Purchaser or either Company or the parent of Purchaser or any Subsidiary.

           (B)   Competition.  Competition includes, directly  or indirectly:
 (i) competing in the pre-owned "buy-here, pay-here" automotive retail or finance business, the pawn business and/or the short term loan business (each a "Competitive Business") within the Geographical Area;
 (ii) owning or applying for a license or permit in the Geographical Area for use in a Competitive Business; (iii) acting as an officer, director, consultant, independent contractor, shareholder, partner, lender, agent, associate, owner or principal of any entity engaged in a Competitive
 Business within the Geographical Area; (iv) participating directly or indirectly in the ownership, management, operation or control of any Competitive Business within the Geographical Area; (v) owning, managing, operating or controlling a Competitive Business within the Geographical Area; (vi) participating in the ownership, management, or control of a Competitive Business within the Geographical Area; and (vii) loaning money to a Competitive Business within the Geographical Area.

          (C) Solicitation. Solicitation includes soliciting customers or potential customers of Purchaser (or its successor) or either of the Companies or any of their respective subsidiaries within the Geographical Area in connection with a Competitive Business.

           (D) Disclosure of Confidential Information. Confidential Information shall include any information concerning the businesses and affairs of the Companies that is not generally available to the public. Disclosure of Confidential Information includes revealing the information to any third party, or using any of the Confidential Information except in connection with this Agreement.

           (2) Geographical Area. Geographical Area includes the States of Arizona, Arkansas, Colorado, Florida, Georgia, Kansas, Missouri, Nevada, Oklahoma, Tennessee, and Texas. Sellers agree that the Geographical Area is reasonable, for among other reasons, the Companies either have engaged in business in the states of Arkansas, Oklahoma, and Missouri, and engaged in, intend to engage in or considered the possibility of marketing and business operations in the various states located in the Geographical Area.

            (3) Duration. Duration shall be five years from the effective date of this Agreement.

      (b) To induce Purchaser to enter into this Agreement and to acquire the Shares, Sellers jointly, severally and unconditionally represent and warrant to Purchaser that the restrictions in the foregoing provision are reasonable and that such provision is necessary to protect the good will and business interests of Purchaser, each Company and their respective subsidiaries. Each of Sellers acknowledge that Purchaser is entering into this Agreement in reliance upon the foregoing representation and warranty of the Sellers.

      (c) In the event of the breach by any of Sellers of any of the covenants contained in this Section 6.3, it is understood that damages may be difficult or impossible to ascertain and Purchaser (or its successor) and each Company may seek injunctive relief, in accordance with the provisions below, in addition to any other relief which Purchaser (or its successor) or each Company may have under law, this Agreement or any other agreement in connection therewith. In connection with the bringing of any legal or equitable action for the enforcement of this Agreement, Purchaser (or its successor) and each Company shall be entitled to recover, whether Purchaser (or its successor) or each Company seeks equitable relief, and regardless of what relief is afforded, such reasonable attorney's fees and expenses as Purchaser (or its successor) may incur in prosecution of Purchaser's or each Company's claim for breach hereof.

      (d) Sellers shall deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigation demand, or similar process) to disclose any Confidential Information, such Seller will notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this
 Section 6.6. If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Sellers is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided however, that the disclosing Seller shall use his best efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

      (e) Any claim made for violation of the Prohibited Activities shall be made and enforceable only against the "Seller Group" alleged to have made such violation, for which the members of such group shall have joint and several liability. For this purpose only, Sellers are divided into this three groups, each a "Seller Group": the Hickman Group, comprised solely of Daryl Hickman; the McMennamy group, comprised solely of Roger McMennamy; and the Starr Group, comprised of Joe Fred Starr, A. Kent Starr, Joe F. Starr, Jr., David M. Starr and Shannon Arcana.

      (f) Should any provision of this Section 6.3 be determined by a court or arbitration tribunal to be unreasonable and/or unenforceable, such provision shall be reformed by said court or arbitration tribunal so as to afford Purchaser the maximum protection deemed reasonable and enforceable under the law.

      6.4 Third Party Consents. Except as otherwise explicitly provided hereunder, each party to this Agreement shall use its best efforts to obtain, as soon as reasonably practicable, all permits, authorizations, consents, waivers and approvals from third parties or governmental authorities necessary to consummate this Agreement and the transactions contemplated hereby or thereby, including, without limitation, any permits, authorizations, consents, waivers and approvals required in connection with the Purchase.

      6.5 Releases. Purchaser shall use reasonable efforts to have the Sellers released from liability for all guaranty agreements related to the indebtedness listed in Exhibit "A." If this Agreement is consummated, Purchaser shall indemnify the Sellers for liability under said guaranty agreements attributable to the period after the Closing Date or attributable prior to the Closing Date to the extent disclosed in connection with or under this Agreement.

                                 ARTICLE VII

                            CONDITIONS TO CLOSING
                            ---------------------

      7.1 Conditions to Each Party's Obligation to Effect the Purchase. The respective obligations of each party to effect the Purchase shall be subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date:

      (a) No injunction, order or decree by any Federal, state or foreign court which prevents the consummation of the Purchase shall have been issued;

      (b) No statute or regulation shall exist or be enacted which would prevent consummation of the Purchase; and

      (c) All governmental consents and approvals required for the Purchase shall have been obtained.

      7.2 Conditions to Obligations of Sellers to Consummate the Purchase. The obligation of Sellers to consummate the Purchase is subject to fulfillment of all of the following conditions precedent at or prior to the Closing Date:

      (a) All representations and warranties in Section 5.2 shall be true and correct in all material respects;

      (b) Purchaser shall have performed and complied with all obligations, agreements and covenants under this Agreement; and

      (c) All consents and approvals necessary for the consummation of the Purchase shall have been obtained. (Seller has already obtained Shareholder Approval for this agreement.)

      7.3 Conditions to Obligations of Purchaser to Effect the Purchase. The obligations of Purchaser to effect and consummate the Purchase are subject to the fulfillment of all of the following conditions precedent at or prior to the Closing Date.

      (a) The representations and warranties in section 5.3 made by the Sellers are true and correct in all material respects;

      (b) The S corporation election under section 1362(a) of the Internal Revenue Code made by each Company is valid and allows each Company to be treated as an S corporation for Federal and state income tax purposes.

      (c) The net working capital position of the Companies (defined as current assets minus current liabilities, including interest bearing indebtedness, as set forth on the balance sheets of Companies prepared as of the Closing Date) is at least sixteen million dollars ($16,000,000) as of the Closing Date.

      (d) Each Company and the Sellers shall have performed and complied with all of their respective obligations under this Agreement;

      (e) No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree or ruling would (A) prevent consummation of any of the transactions contemplated by this Agreement; (B) cause the business operations of either Company or any of the transactions contemplated by this Agreement to be in violation of such injunction, judgment, order, decree or ruling or applicable law, (C) affect adversely the right of Purchaser to own the capital stock of each Company or (D) adversely affect the right of either Company to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling or charge shall be in effect);

      (f) Purchaser shall have received from each of the Sellers executed assignments of all of the Shares in form satisfactory to Purchaser and original stock certificates evidencing the ownership of all of the Shares, together with stock powers in form satisfactory to Purchaser executed by each of the Sellers;

      (g) All consents and approvals necessary for the consummation of the Purchase shall have been obtained;

      (h) Companies shall have delivered to Purchaser the written opinion of counsel to each Company and Sellers, substantially in the form attached hereto as Exhibit "G" dated as of the Closing Date;

      (i)  No  material  adverse  change   has  occurred  in  the   business,
 operations or prospects of either Company;

      (j) All lessors of real property and personal property shall have executed all lease amendments required by Purchaser in form satisfactory to Purchaser and new lease agreements in form satisfactory to Purchaser shall have been executed by all persons and entities required by Purchaser;

      (k)  Financial statements of each Company for the periods indicated  in
 Section 5.3(e) satisfactory to Purchaser (prepared in accordance with generally accepted accounting principles and on the basis as described in
 Section 5.3(e)) shall have been received by Purchaser and are true and correct.

      (l) All licenses, permits and approvals necessary to own and operate the business operated by each Company as a subsidiary of Purchaser shall have been obtained by each Company.

      (m) Purchaser shall have received a certificate executed by the secretary of each Company which includes: (1) a copy of such Company's Articles of Incorporation and copies of all merger agreements to which such Company was a party, certified by the Arkansas Secretary of State; (2) a copy of the bylaws of such Company; (3) a current certificate of existence issued by the Arkansas Secretary of State; (4) a copy of the resolutions of the Board of Directors of such Company which approved this Agreement; and
 (5) an incumbency certificate setting forth the names, offices and signatures of such Company's officers who execute any documents on behalf of Company in connection with this Agreement; and

      (n) Purchaser shall have received the resignation of: (1) each of the directors of the Company; and (2) each of the officers of each Company, except Roger McMennamy.

                                 ARTICLE VIII

                               INDEMNIFICATION
                               ---------------

 General Indemnification Covenants. (a) Sellers shall defend, indemnify, and hold harmless Purchaser, Companies and their respective affiliates, successors and permitted assigns (the "Purchaser Indemnitees," whether one or more), from all claims, causes of action, assessments and liabilities sustained or incurred by any of the Purchaser Indemnitees as a result of, arising out of or by virtue of any misrepresentation, breach of any warranty or representation, or non-fulfillment of any agreement or covenant on the part of either Company or any of the Sellers, whether contained in this Agreement or any exhibit or schedule hereto or in any closing document delivered by either Company or any of the Sellers to Purchaser. Provided however, (i) no claim for indemnification may be made hereunder for any claims, causes of action, assessments and liabilities unless (X) such claims, causes of action, assessments and liabilities are first asserted against the Purchaser Indemnities within the applicable statute of limitations for tax assessment and collection for all tax matters, and within twenty-five (25) months of the Closing for all other matters, and (Y) Purchaser Indemnitees shall furnish notice of such asserted claims, causes of action, assessments and liabilities within said twenty_five (25) month period, or within 45 days of Purchaser Indemnitees' receipt of such assertion, whichever is longer, and (Z) the claim for indemnification is initiated by formal demand for mediation as hereafter provided, delivered to the Sellers from whom indemnification is claimed; (ii) indemnification shall only be made upon a final determination of indemnification under the dispute procedures herein; (iii) indemnification shall be recovered in the following order: (X) first, by reducing the unpaid principal balance of the Note; (Y) second, by offsetting all other amounts owed under the Note; and (Z) third, from the other assets of an indemnitor; and (iv) the obligation of each individual Seller for any and all cumulative claims for indemnification hereunder, including attorneys fees, shall be limited to twenty-five percent (25%) of the Equity Purchase Price received by that Seller, as reflected in Exhibit C-1.

     (b) In their sole discretion, if indemnification to Purchaser is legally required, the Purchaser Indemnitees shall have the right to be represented by counsel of their own choosing at Sellers' expense, either in addition to or in lieu of counsel provided by Seller. Seller shall directly compensate all counsel promptly upon receipt of their statements for services rendered. This provision shall apply in all instances in this Agreement, where Sellers are required to defend, indemnify and hold harmless the Purchaser or its affiliates.

      (c) In connection with any settlement by the Sellers, no Purchaser Indemnitee shall be required to (1) enter into any settlement (A) that does not include the delivery by the claimant or plaintiff to the Purchaser Indemnitee of a release from all liability in respect of such claim or litigation, (B) if the Purchaser Indemnitee shall, in writing to the Sellers within the ten (10) day period prior to such proposed settlement disapprove of such settlement proposal, or (C) that requires a Purchaser Indemnitee to take any affirmative actions as a condition of such settlement, or (2) consent to the entry of any judgment that does not include a full dismissal of the litigation or proceeding against the Purchaser Indemnitee with prejudice. This provision shall apply in all instances in this Agreement, where Sellers are required to defend, indemnify and hold harmless the Purchaser or its affiliates.

      8.2 Tax Indemnity. (a) Subject to the time limitations on claims for tax indemnification set forth above, the Sellers shall pay, indemnify, defend and hold harmless Purchaser and each Company from and against any and all Taxes of each Company with respect to any period (or any portion thereof) up to and including Closing, except for (i) Taxes of each Company which are reflected as current liabilities for Taxes on the balance sheet dated July 31, 2006 ("Closing Balance Sheet"), (ii) Taxes incurred in the ordinary course of business between July 31, 2006 and Closing; and (iii) Taxes resulting from special accounting adjustments mutually agreed in writing by the parties at Closing, together with all reasonable legal fees, disbursements and expenses incurred by Purchaser and each Company in connection therewith.

      (b) Sellers shall prepare and file any Return of each Company which is required to be filed after the Closing Date and which relates to any period (or portion thereof) up to and including August 25, 2006, and Sellers shall, at least thirty (30) days prior to the due date of any such Return, deliver a draft copy to the Purchaser. Within fifteen (15) days of the receipt of any such Return, the Purchaser may reasonably request changes, in which event Purchaser and the Sellers shall attempt to agree on a mutually acceptable resolution of the issues in dispute. If a resolution is reached, such Return shall be filed in accordance therewith. If a resolution is not reached, then at the expense of Purchaser and the Sellers (such expense to be shared equally), such Return shall be submitted to a firm of independent certified public accountants selected by Purchaser and reasonably acceptable to the Sellers, which shall be directed to resolve the issues in dispute. Such resolution shall be incorporated into the Return and filed by Sellers with the respective taxing authority accordingly. As soon as is practicable after notice from Purchaser to the Sellers at any time prior to the date any payment for Taxes attributable to any such Return is due, provided such Return is prepared for filing in accordance with the foregoing, an amount equal to the excess, if any, of (i) Taxes that are due with respect to any taxable period pending on or before the Closing Date, or Taxes that would have been due with respect to a taxable period beginning before and ending after the Closing Date if such period had ended on the Effective Time over
 (ii) the amount of such Taxes of Company with respect to such taxable period which are reflected as Current Tax Liabilities on the Closing Balance Sheet shall be promptly paid by the Sellers to Purchaser or Companies.

      8.3 If, in accordance with the foregoing provisions of this Article 8, a Purchaser Indemnitee shall be entitled to defense against a claim, cause of action, assessment or other asserted liability, and if the Sellers shall fail provide such defense, the Purchaser Indemnitee shall have the right, without prejudice to its right of indemnification hereunder, in its sole discretion, to contest, defend, litigate and/or settle such claim, cause of action, assessment or other asserted liability, at such time and upon such terms as the Indemnified Party deems fair and reasonable, in which event the Sellers shall be liable for the all of Purchaser Indemnitees' attorneys' fees and other expenses of defense, plus all amounts, if any, paid in settlement or pursuant to any judgment.

      8.4 Certain Tax and Other Matters. (a) If, in connection with the audit of any Return, a proposed adjustment is asserted in writing with respect to any Taxes of either Company for which the Sellers are required to indemnify Purchaser pursuant to Section 8.2(a) hereof, Purchaser shall notify the Sellers of such proposed adjustment within ten (10) days after the receipt thereof. Upon notice to Purchaser within ten (10) days after receipt of the notice of such proposed adjustment from Purchaser, the Sellers may assume (at the Sellers' own cost and expense) control of and contest such proposed adjustment.

      (b) Alternatively, if the Sellers request within ten (10) days after receipt of notice of such proposed adjustment from Purchaser, Purchaser shall handle the defense of such proposed adjustment. In which event, Seller shall be entitled (in its sole discretion) to contest, settle or agree to pay in full such proposed adjustment. In either case, Sellers shall be obligated to pay all reasonable out-of-pocket costs and expenses (including legal fees and expenses) which Purchaser may incur, as well as all amounts, if any, paid in settlement of or pursuant to a Final Determination with respect to the proposed adjustment. The Sellers shall pay to Purchaser all indemnity amounts in respect of any such proposed adjustment within ten (10) days after written demand to the Sellers therefore.

      (c) For purposes of this Section 8.4, a "Final Determination" shall mean (i) the entry of a decision of a court of competent jurisdiction at such time as an appeal may no longer be taken from such decision or (ii) the execution of a closing agreement or its equivalent between the particular taxpayer and the Internal Revenue Service, as provided in Section 7121 and
 Section 7122, respectively, of the Code, or a corresponding agreement between the particular taxpayer and the particular state or local taxing authority.

      8.5 Certain Information. Purchaser, the Sellers and each Company agree to furnish or cause to be furnished to each other (at reasonable times and at no charge) upon request as promptly as practicable such information (including access to books and records) pertinent to each Company and assistance relating to each Company as is reasonably necessary for the preparation, review and audit of financial statements, the preparation, review, audit and filing of any Tax Return, the preparation for any audit or the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment or which may result in the Sellers being liable under the indemnification provisions of this Section 8, provided, that access shall be limited to items pertaining solely to each Company. The Sellers shall grant to Purchaser access to all Tax Returns filed with respect to each Company.

      8.6 Release by The Sellers. Each of the Sellers hereby releases and discharges Purchaser and each Company and each of its officers and directors from all claims, whether in law or equity, known and unknown, now existing or subsequently arising, relating to and/or arising out of or in any way connected with his ownership or alleged ownership of capital stock of either Company prior to the Closing Date, other than claims or demands arising out of or related to the transactions contemplated by this Agreement. Sellers also promise not to commence any litigation or other legal or administrative proceeding against, Purchaser, either Company or any of their respective officers or directors asserting such claims.

                                  ARTICLE IX

                      TERMINATION, AMENDMENT AND WAIVER
                      ---------------------------------

      9.1 Termination. This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval by the boards of directors of Purchaser or Companies:

      (a)  By mutual consent of Purchaser, each Company and the Sellers; or

      (b) By Purchaser or a majority in interest of shareholders of each Company if (i) the Purchase shall not have been consummated on or before September 15, 2006 (the "Termination Date"), (ii) any governmental or regulatory body, the consent of which is a condition to the obligations of Purchaser or Companies to consummate the transactions contemplated hereby or by this Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Purchase and such order, judgment or decree shall have become final and nonappealable.

      9.2 Effect of Termination. In the event of termination of this Agreement by either Purchaser or Companies and shareholders of each Company, as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of either Sellers, Company,
 Purchaser or  their  respective officers  or  directors.   Nothing  in  this
 Section 9.2 shall relieve any party from liability for any breach of this Agreement.

      9.3 Amendments and Waivers. The parties may mutually amend any provision of this Agreement at any time prior to the Closing Date with the prior authorization of their respective boards of directors and a majority in interest of the shareholders of each Company; provided, however, that any amendment effected subsequent to stockholder approval will be subject to the restrictions contained in the Arkansas General Corporation Law. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Companies, Purchaser and a majority in interest of the shareholders of each Company. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

                                  ARTICLE X

                                MISCELLANEOUS
                                -------------

      10.1 Survival of Representations and Warranties. All representations, warranties, covenants and agreements made by any party in this Agreement or pursuant hereto shall survive the Purchase.

      10.2 Press Releases and Public Announcements. Sellers shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Purchaser. Purchaser may issue a press release or other public disclosure in its sole discretion.

      10.3 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then three (3) business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

    If to the Companies:  Guaranteed Auto Finance, Inc.
                          c/o Roger McMennamy
                          611 Jean Mary Street, P.O. Box 730
                          Tontitown, Arkansas 72770

                          SHAC, Inc.
                          c/o Roger McMennamy
                          P.O. Box 639
                          Tontitown, Arkansas 72770

    If to the Sellers:    Daryl Hickman
                          [ deleted for confidentiality ]

                          Roger McMennamy
                          [ deleted for confidentiality ]

                          Joe Fred Starr
                          [ deleted for confidentiality ]

                          A. Kent Starr
                          [ deleted for confidentiality ]

                          Joe F. Starr, Jr.
                          [ deleted for confidentiality ]

                          David M. Starr
                          [ deleted for confidentiality ]

                          Shannon Arcana
                          [ deleted for confidentiality ]

    Copy to:              William Jackson Butt, II
                          19 East Mountain Street,
                          P.O. Box 1688
                          Fayetteville, AR 72702

    If to the Purchaser:  First Cash Financial Services, Inc.
                          690 East Lamar, Suite 400
                          Arlington, Texas 76011
                          Attn: Rick L. Wessel

    Copy to:              William D. Ratliff, III
                          Haynes and Boone, L.L.P.
                          201 Main Street, Suite 2200
                          Fort Worth, Texas 76102

                          Patrick Gaas
                          Coats, Rose, Yale, Ryman & Lee
                          3 Greenway Plaza, Suite 2000
                          Houston, Texas 77046

 Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

      10.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof, all of which are merged herein.

      10.5 Non-Waiver. The failure of any party to insist upon performance of any terms, covenants or conditions shall not be construed as a subsequent waiver of any such terms, covenants, or conditions.

      10.6 Counterparts.   This Agreement  may be  executed  in one  or  more
 counterparts each of which shall be deemed an original.

      10.7 Severability. Should any term or provision of this Agreement be deemed invalid or unenforceable by a court or arbitration tribunal of competent jurisdiction, such provision shall be severed from the remaining terms of the Agreement, and the Agreement shall be enforced without such provision, provided that such severance does not undermine the fundamental purposes of this Agreement.

      10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Texas without giving effect to any choice or conflict of law provision or rule (whether of the State of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Texas. Sellers hereby consent to general personal jurisdiction in the State of Texas for all disputes, if any, with Purchaser, Purchaser Indemnitees, Purchaser affiliates, the Companies and/or Companies' affiliates.

      10.9 Mediation. All disputes or controversies any nature whatsoever between any of the parties, arising out of or relating to this Agreement, that cannot be settled by good faith negotiation will be submitted to non-binding mediation through the American Arbitration
 Association. If complete agreement cannot be reached within 15 days of submission to mediation, all remaining issues will be submitted to binding arbitration pursuant to paragraph 10.10 below.

      10.10 Arbitration. THIS AGREEMENT IS SUBJECT TO BINDING ARBITRATION. In the event the parties fail to come to a resolution through mediation of any disputes or controversies of any nature whatsoever, arising from or relating to this Agreement, such dispute or controversy shall be decided by binding arbitration by the American Arbitration Association (AAA) in accordance with its Commercial Rules, then obtaining, except as modified herein. This agreement to arbitrate shall include claims for injunctive relief.

      (a) Procedure for Injunctive Relief. In the event a party seeks injunctive relief, the claim shall be administratively expedited by the AAA, which shall appoint a single, neutral arbitrator for the limited purpose of deciding such claim. Such arbitrator shall be a qualified member of the State Bar of Texas in good standing, and preferably shall be a retired state or federal district judge. The single arbitrator shall decide the claim for injunctive relief immediately on hearing or receiving the parties' submissions (unless, in the interests of justice, he must rule ex parte); provided, however, that the single arbitrator shall rule on such claims within 24 hours of submission of the claim to the AAA. The single arbitrator's ruling shall not extend beyond 14 calendar days and on application by the claimant, up to an additional 14 days following which, after a hearing on the claim for injunctive relief, a temporary injunction may issue pending the award. Any relief granted under this procedure for injunctive relief shall be specifically enforceable in Tarrant County District Court on an expedited, ex parte basis and shall not be the subject of any evidentiary hearing or further submission by either party, but the court, on application to enforce a temporary order, shall issue such orders as necessary to its enforcement.

      (b) Procedure after a Claim for Injunctive Relief or where no Claim for Injunctive Relief Is Made. The arbitrator shall be selected as follows: in the event the parties to the arbitration agree on one arbitrator, the arbitration shall be conducted by such arbitrator. In the event the parties to the arbitration do not so agree, each party shall select one independent, qualified arbitrator, and the two arbitrators so selected shall select the third arbitrator. The arbitrator(s) are herein referred to as the "Panel." Purchaser shall have the right to strike any individual arbitrator who shall be employed by or affiliated with a competing organization, and Sellers may strike any arbiter with any similar or other demonstrated conflict.

      (c) Location of Arbitration. Arbitration shall take place at Arlington, Texas, or any other location mutually agreeable to the parties. At the request of either party, arbitration proceedings will be conducted in the utmost confidentiality; in such case all documents, testimony and records shall be received, heard and maintained by the Panel in confidence, available for inspection only by the parties and their respective attorneys and their respective experts, who shall agree in advance and in writing to receive all such information confidentially and to maintain such information in confidence until such information shall become generally known. The Panel shall be able to award any and all relief, including relief of an equitable nature. The award rendered by the Panel may be enforceable in any court having jurisdiction thereof, provided such court is located in the venue prescribed by this Agreement.

      (d)       The parties to the  arbitration will split  all the fees  and
 out-of-pocket  expenses  of  each  arbitrator  selected  pursuant  to   this
 paragraph and the AAA.

      10.11 Venue. Venue for any controversy or claim arising out of this Agreement shall lie exclusively in Tarrant County, Texas.

      10.12 Succession and Assignment. Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties.

      10.13 Attorneys Fees. In the event of any legal proceedings relating to this Agreement, the prevailing party shall be entitled to recover from the opposing party or parties their reasonable attorney's fees.

      10.14 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

      10.15     Expenses.   The Sellers  will bear  all their  own costs  and
 expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

      In witness whereof, the parties have executed this Asset and Stock Purchase Agreement on the date first above written.

                                    PURCHASER:

                                    FIRST CASH FINANCIAL SERVICES, INC.
                                    a Delaware corporation

                                    By:
                                        ------------------------------------
                                          Rick L. Wessel, President


                                    COMPANY:

                                    GUARANTEED AUTO FINANCE, INC.

                                    By:
                                        ------------------------------------
                                          Roger McMennamy, President


                                    SHAC, INC.

                                    By:
                                        ------------------------------------
                                           Roger McMennamy, President


                                    SELLERS:

                                    ----------------------------------------
                                    Daryl Hickman

                                    ----------------------------------------
                                    Joe Fred Starr

                                    ----------------------------------------
                                    A. Kent Starr

                                    ----------------------------------------
                                    Joe F. Starr, Jr.

                                    ----------------------------------------
                                    David M. Starr

                                    ----------------------------------------
                                    Shannon Arcana

                                    ----------------------------------------
                                    Roger McMennamy